United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

                      January 6, 2020 (December 30, 2019)
Date of Report (Date of earliest event reported)

International Seaways, Inc.
(Exact Name of Registrant as Specified in Charter)

            1-37836-1
Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor
           New York, New York  10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [x]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [x]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Symbol	Name of each exchange on which registered
Common Stock (no par value)	INSW	New York Stock Exchange
8.5% Senior Notes due 2023	INSW - PA	New York Stock Exchange

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2019, International Seaways, Inc. (the “Company”) entered into a commitment letter with Nordea Bank Abp, New York Branch (“Nordea”), ABN AMRO Capital USA LLC (“ABN”), Crédit Agricole Corporate & Investment Bank (“CACIB”), DNB Capital LLC (“DNB”) and Skandinaviska Enskilda Banken AB (PUBL) (“SEB”) with respect to up to $380 million of senior secured credit facilities (the “Facilities”), consisting of a 5-year senior secured term loan facility in an aggregate principal amount of up to $300 million (the “Core Term Loan Facility”), a 5-year revolving credit facility in an aggregate principal amount of up to $40 million (the “Core Revolving Facility”), and a 2.5-year senior secured term loan credit facility in an aggregate principal amount of up to $50 million (the “Transition Facility”), with the aggregate principal amount under the Facilities not to exceed $380 million. Pursuant to the commitment letter, each of Nordea, ABN, CACIB, DNB and SEB (or their respective affiliates) will act as a mandated lead arranger and bookrunner, and may arrange a syndicate of lenders with respect to a portion of the Facilities. Nordea will act as administrative agent. The proceeds from the Facilities will be used to refinance in full certain existing secured and unsecured debt of the Company and its subsidiaries, including the repayment of the Company’s 2017 Term Loan Facility with an outstanding balance of approximately $331.5 million as of December 31, 2019; the repayment of the Company’s senior secured credit agreement with ABN dated as of June 7, 2018, as amended, with an outstanding principal balance of approximately $23.2 million as of December 31, 2019; and the repurchase of the Company’s 10.75% subordinated notes due 2023 issued pursuant to an indenture dated June 13, 2018 with GLAS Trust Company LLC, as trustee, as amended, with an outstanding principal balance of approximately $27.9 million as of December 31, 2019.

Borrowing under the Core Term Loan Facility and the Core Revolving Facility will initially accrue interest based on LIBOR plus an initial margin of 2.60%, while borrowings under the Transition Facility will initially accrue interest based on LIBOR plus an initial margin of 3.50%. The margin on the Core Term Loan Facility and the Core Revolving Facility will be subject to a reduction or increase of 0.20%, based on whether the Company meets certain leverage ratios. The Company currently anticipates that the margin on those facilities will be decreased by 0.20% starting during the third quarter of 2020. The Company will also be required to pay certain structuring and arrangement fees, commitment, legal and administrative fees. The commitment letter also provides that the Facilities will be secured by certain of the Company’s vessels and certain other specified assets, and will contain customary representations, warranties, restrictions and covenants applicable to the Company (including financial covenants relating to minimum liquidity, maximum leverage, minimum working capital and an interest coverage ratio, which are substantially similar to the financial covenants in the Company’s remaining secured debt facility).

The commitment letter provides, among other things, that the closing of the Facilities is subject to conditions customary to similar transactions, including the completion of documentation satisfactory to the Company and the lenders and customary diligence investigations. The Company anticipates entry into the Facilities on or before February 15, 2020, subject to satisfaction of the conditions precedent in the commitment letter; if the Company has not entered into definitive documentation by that date, the commitment letter will terminate unless the parties agree to an extension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

/s/ James D Small III
Date: January 6, 2020	By
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel